Exhibit 5.1

		New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 8, 2020

Reynolds Group Holdings Limited (to be renamed Pactiv Evergreen Inc.)

1900 W. Field Court

Lake Forest, IL 60045

Ladies and Gentlemen:

Reynolds Group Holdings Limited, a New Zealand limited company to be converted into a corporation incorporated in the state of Delaware with the name Pactiv Evergreen Inc. (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), of up to 41,026,000 shares of its common stock, par value $0.001 per share (the “Securities”), including up to 6,153,900 shares of common stock to cover the underwriters’ option to purchase additional shares of common stock, if any, as described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, upon: (i) the Company’s conversion into a Delaware corporation, (ii) the filing of the Amended and Restated Certificate of Incorporation (in the form filed as Exhibit 3.1 to the Registration Statement) with the Secretary for the State of Delaware and the effectiveness thereof under Delaware law, (iii) the adoption of the Amended and Restated Bylaws of the Company (in the form filed as Exhibit 3.2 to the Registration Statement), and (iv) the price at which the Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP